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                                                               EXHIBIT 99.4

[LOGO]                                           Nextel Communications, Inc.
                                                 1505 Farm Credit Drive
 For Immediate Release                           McLean, VA 22102
                                                 703 394-3000


                                                                    Contacts:
                                                          Investor Relations:
                                                  Paul Blalock (703) 394-3500
                                                                       Media:
                                                     Ben Banta (703) 394-3573

          Nextel Appoints Frank Drendel To Board Of Directors

     McLean, Va., August 25, 1997 -- Nextel Communications, Inc. (NASDAQ:
NXTL), today announced the appointment of Frank M. Drendel to its board of directors. Mr. Drendel is chairman and chief executive officer of CommScope, Inc., based in Hickory, North Carolina, a publicly traded company that is the world's largest manufacturer of coaxial cable and a leading supplier of high-performance electronic cables for LAN and other applications. Mr. Drendel's appointment was approved August 20 at a board of directors' meeting.

     Mr. Drendel also serves on the board of NextLevel Systems, Inc., a world leader in broadband transmission, distribution and access control technologies for cable, satellite and terrestrial broadcasting applications, and is a member of the National Cable Television Association (NCTA) presently serving on its board of directors. He has been a recipient of many NCTA awards including the Challenger Award, Associates Award, and the President's Award. Mr. Drendel also is a member of the C-SPAN board of directors.

     "Frank's knowledge of and experience in the telecommunications industry will be of significant value to our board," said Daniel F. Akerson, chairman and chief executive officer of Nextel. "We welcome him and look forward to his contributions as we continue to expand our company."

     Mr. Drendel is a graduate of Northern Illinois University with a B.S. degree in marketing. He has been involved in the U.S. CATV and telecommunications industries his entire career. He has been CEO of CommScope since 1976, and was vice chairman of M/A-COM, Inc. during the period CommScope, Inc. was part of M/A-COM's Cable/Home Communications Group (1980-1986).

     Nextel Communications, Inc., based in McLean, Virginia, is the nation's largest provider of all-digital wireless services. Nextel now offers enhanced digital wireless service in more than 275 cities making it the largest guaranteed all-digital network providing commercial service in the U.S. today. To learn more about Nextel and its services, visit Nextel's website at http://www.nextel.com.

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